Exhibit 99.2

MUTUAL TERMINATION AGREEMENT

This Mutual Termination Agreement (the "Agreement") is entered into as of July 17, 2018 by and among Washington Federal, Inc. ("Washington Federal"), a Washington corporation, and Anchor Bancorp ("Anchor"), a Washington corporation.

RECITALS

WHEREAS, Washington Federal and Anchor entered into an Agreement and Plan of Merger dated as of April 11, 2017 (the "Merger Agreement"), as amended on September 27, 2017 ("Amendment No. 1") and April 2, 2018 ("Amendment No. 2"), and which provides for the merger of Anchor with and into Washington Federal, with Washington Federal as the surviving entity (the "Merger");

  WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Merger Agreement;

WHEREAS, Section 1 of Amendment No. 2 provides that the Merger Agreement may be terminated by Anchor under certain circumstances prior to July 31, 2018; and

WHEREAS, the parties have agreed to terminate the Merger Agreement by mutual consent.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the agreements set forth herein, the parties agree as follows:

1.           Termination of Merger Agreement.  Washington Federal and Anchor agree that the Merger Agreement be, and hereby is, terminated as of the date of this Agreement by mutual written consent of the parties.  Except as expressly provided in this Agreement, upon the execution of this Agreement by the parties, the Merger Agreement shall be void and of no further effect, and there shall be no liability under the Merger Agreement on the part of either party thereto, or any of its respective affiliates, subsidiaries, directors, officers, shareholders, employees, agents, financial advisors, legal advisors, or other representatives, and all rights and obligations of the parties thereunder shall cease.

2.           Unconditional Release.  Each of Washington Federal and Anchor hereby unconditionally and irrevocably acquits, remises, releases and forever discharges the other parties, their affiliates, and their respective present, future or former officers, directors, employees, affiliates, agents, shareholders, members, partners, advisors and representatives, and their respective successors and assigns of and from any and all claims, losses, liabilities, demands and causes of action of any kind whatsoever arising under the Merger Agreement.

3.           Acknowledgment.  Each of Washington Federal and Anchor acknowledges that the Voting Agreements, Non-Solicitation Agreements and the Consulting Agreement between Terri L. Degner and Washington Federal, National Association automatically terminate simultaneously with the termination of the Merger Agreement.

4.           Parties' Costs. Each of the parties acknowledges and agrees that it is responsible for all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated by the Merger Agreement.

5.            No Breach. The parties acknowledge that neither Washington Federal nor Anchor has breached any obligation or representation under the Merger Agreement.

  6.           Public Announcement.  Washington Federal and Anchor shall mutually agree as to the form and substance of any press release or written shareholder notification related to the Merger, the Merger Agreement or this Agreement; provided, however, that nothing contained herein shall prohibit any party, following written notification to the other party, from making any disclosure that, in the  opinion of its legal counsel, it is required by applicable law, rule or regulation to make.

  7.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without regard to conflicts of laws principles.

8.            Binding Effect. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors.

9.            Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.           Amendment; Counterparts.  This Agreement may be modified or amended only by a writing signed by the parties hereto.  This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered (including by electronic transmission) shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.            Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof, except for the Confidentiality Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

Washington Federal, Inc.

By: /s/ Brent J. Beardall
Name: Brent J. Beardall
Title: President and Chief Executive Officer

Anchor Bancorp

By: /s/ Jerald L. Shaw
Name: Jerald L. Shaw
Title: President and Chief Executive Officer